Exhibit 99.2

BWAY INTERMEDIATE COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Ropak Acquisition

On January 18, 2013, BWAY Corporation, an indirect wholly-owned subsidiary of BWAY Intermediate Company, Inc. (“BWAY” or the “Company”), consummated the acquisition of certain subsidiaries of LINPAC (as defined below) that comprised LINPAC’s Ropak Packaging division (“Ropak”) pursuant to a definitive stock purchase agreement dated November 30, 2012 with LINPAC Finance Limited and LINPAC Group Limited, each a private limited company organized under the laws of England and Wales, (collectively, “LINPAC”) (the “Ropak Acquisition”). The aggregate consideration paid in connection with the Ropak Acquisition was $269.0 million in cash (subject to certain customary adjustments after closing).

The Ropak Acquisition was financed with the net proceeds from a $261.0 million incremental term loan borrowing under the Company’s credit facility and a $20.0 million draw under the Company’s ABL facility. The amounts were used, in part, to pay the purchase price and to pay fees and expenses related to the Ropak Acquisition and the associated financings.

Ropak is a North American producer of rigid, plastic shipping containers serving the consumer goods, food processing, construction, dairy, petroleum and other industries.

Platinum Merger

Effective November 5, 2012, pursuant to an Agreement and Plan of Merger dated as of October 2, 2012 (the “Merger Agreement”), BOE Merger Corporation (“BOE Merger”) merged with and into BWAY Parent Company, Inc. (“BWAY Parent”), with the latter surviving (the “Platinum Merger”). The Platinum Merger resulted in the acquisition of BWAY Parent from investment entities affiliated with Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago, Illinois (“MDP”), and other shareholders.

As a result of the Platinum Merger, BWAY Parent is an indirect wholly-owned subsidiary of BOE Holding Corporation (“BOE Holding”), which is owned by certain private equity investment vehicles managed by an affiliate of Platinum Equity, LLC (the “Platinum Funds”) and certain members of management. BOE Holding and BOE Merger were formed solely to complete the Platinum Merger.

BOE Merger was determined to be the acquirer for accounting purposes and therefore, the Platinum Merger was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations. Accordingly, the purchase price of the Platinum Merger has been allocated to our assets and liabilities based upon their estimated fair values at the acquisition date. For accounting purposes, the purchase price allocation was applied on November 6, 2012.

BWAY Intermediate is a 100% owned subsidiary of BWAY Parent. BWAY Parent and its subsidiaries were acquired for $1,012.4 million, which represents merger consideration of $394.3 million and the repayment of historical debt of $592.3 million, inclusive of accrued interest and repayment premiums. In addition, BWAY Holding Company’s outstanding senior notes due 2018 with an outstanding aggregate principal amount of $205.0 million were assumed (the “2018 senior notes”). The purchase price was funded through the net proceeds of a $470.0 million term loan ($467.7 million, net of OID), the issuance of $335.0 million of senior PIK toggle notes by BWAY Parent (successor) and a cash equity contribution of $267.4 million.

Pro Forma Financial Information

With respect to the Platinum Merger and the Ropak Acquisition (collectively, the “Transactions”), the attached unaudited pro forma condensed combined balance sheet assumes that Transactions were completed on September 30, 2012 and reflects the year ended September 30, 2012 financial statements of BWAY and the year ended December 31, 2012 financial statements of Ropak. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2012 assumes the Transactions were completed on October 1, 2011 and reflects the most recently filed annual audited financial statements of BWAY and Ropak as of September 30, 2012 and December 31, 2012, respectively.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the Transactions had been completed on the dates indicated, nor are they indicative of the future financial position or results of operations of BWAY and Ropak following completion of the Transactions. In accordance with the rules and regulations of the SEC, the pro forma condensed combined statement of operations does not reflect the potential realization of cost savings, or restructuring, or other costs relating to the integration of Ropak, nor do they include any other items not expected to have a continuing impact on the combined results of the two businesses. The historical consolidated financial information of BWAY and Ropak has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with the:

•

Separate historical financial statements of BWAY as of and for the year ended September 30, 2012 and the related notes included in BWAY’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012; and

•

Separate historical financial statements of Ropak as of and for the fiscal year ended December 31, 2012 and the related notes included in Ropak’s financial statements that are included in this Form 8-K/A filing.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”), which requires, among other things, that assets acquired and liabilities assumed to be recognized at their fair values, with limited exceptions, at the acquisition date. Transaction costs are not included as a component of the consideration transferred and are expensed as incurred. The excess of the consideration transferred over the estimated amounts of identifiable assets and liabilities of BWAY and Ropak as of the applicable acquisition date has been allocated to goodwill. The process for estimating fair values in many cases requires the use of significant estimates and assumptions, including the estimation of future cash flows, the development of appropriate discount rates, and the estimation of costs and timing required to complete development programs. The Company has developed its fair value estimates from a market participant perspective which could materially differ from entity specific assumptions. The Company’s judgments used in determining these estimates may materially impact the Company’s financial position or results from operations.

The finalization of the Company’s purchase accounting assessments may result in changes in the valuation of assets and liabilities acquired, particularly in regards to the fixed assets and the customer relationships intangible asset, which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year following the applicable acquisition date.

BWAY INTERMEDIATE COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

$ in millions	BWAY Intermediate September 30, 2012	Pro Forma Platinum Merger Adjustments (4a)		Ropak December 31, 2012	Pro Forma Ropak Acquisition Adjustments (4b)		Pro Forma September 30, 2012
Assets
Current assets
Cash and cash equivalents	$94.1	$(79.2)		$9.2	$(1.5)	4c	$22.6
Accounts receivable	122.5	3.2		22.9	1.3		149.9
Inventories	112.1	15.7		31.6	0.7	4d	160.1
Deferred tax asset	7.1	(3.2)	4e	1.4	(0.3)	4e	5.0
Other current assets	11.3	33.2		3.4	0.2		48.1

Total current assets	347.1	(30.3)		68.5	0.4		385.7

Property, plant and equipment	166.8	111.4	4f	45.9	59.4	4f	383.5
Goodwill	307.6	183.4	4g	4.1	98.0	4g	593.1
Other intangible assets	334.9	309.7	4h	—	84.2	4h	728.8
Other assets	28.4	(2.9)	4i	2.1	8.9	4i	36.5

Total assets	$1,184.8	$571.3		$120.6	$250.9		$2,127.6

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$128.4	$(35.8)		$18.4	$(4.1)		$106.9
Other current liabilities	51.7	3.7	4j	8.8	8.8	4j	73.0
Payable to related parties	—	—		4.2	(4.2)	4k	—
Current portion long-term debt	—	4.7	4l	—	2.6	4l	7.3

Total current liabilities	180.1	(27.4)		31.4	3.1		187.2

Long-term debt	637.8	52.8	4m	—	278.4	4m	969.0
Deferred income taxes	138.8	162.3	4e	3.2	53.5	4e	357.8
Other liabilities	44.3	(0.8)	4n	4.5	(2.6)	4n	45.4

Total liabilities	1,001.0	186.9		39.1	332.4		1,559.4

Commitments and contingencies
Stockholder’s equity	183.8	384.4	4o	81.5	(81.5)	4o	568.2

Total liabilities and stockholder’s equity	$1,184.8	$571.3		$120.6	$250.9		$2,127.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these financial statements.

BWAY INTERMEDIATE COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

$ in millions	BWAY Intermediate For the Year Ended September 30, 2012	Pro Forma Platinum Merger Adjustments		Ropak For the Year Ended December 31, 2012	Pro Forma Ropak Acquisition Adjustments		Pro Forma For the Year Ended September 30, 2012
Net sales	$1,179.8	$—		$294.4	$—		$1,474.2
Costs and expenses
Cost of products sold (excluding depreciation and amortization)	995.1	(0.4)	5a	239.4	—		1,234.1
Depreciation and amortization	88.4	10.1	5b	14.9	14.9	5b	128.3
Selling and administrative	24.6	(1.0)	5c	19.5	(0.4)	5c	42.7
Related party administrative	—	5.0	5d	2.7	(2.7)	5d	5.0
Restructuring	1.4	—		—	—		1.4
Interest expense, net	48.9	(3.3)	5e	14.4	(0.5)	5e	59.5
Business acquisition costs	0.3	—	5f	—	—		0.3
Gain on sale of equipment	(9.8)	—		—	—		(9.8)
Other	(2.8)	—		—	—		(2.8)

Total costs and expenses	1,146.1	10.4		290.9	11.3		1,458.7

Income before income taxes	33.7	(10.4)		3.5	(11.3)		15.5
Provision for income taxes	12.0	(4.0)	5g	1.5	(4.3)	5g	5.2

Net income	$21.7	$(6.4)		$2.0	$(7.0)		$10.3

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these financial statements.

BWAY INTERMEDIATE COMPANY, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

1. Description of Transactions

Ropak Acquisition

On January 18, 2013, BWAY Corporation, an indirect wholly-owned subsidiary of BWAY Intermediate Company, Inc. (“BWAY” or the “Company”), consummated the acquisition of certain subsidiaries of LINPAC (as defined below) that comprised LINPAC’s Ropak Packaging division (“Ropak”) pursuant to a definitive stock purchase agreement dated November 30, 2012 with LINPAC Finance Limited and LINPAC Group Limited, each a private limited company organized under the laws of England and Wales, (collectively, “LINPAC”), (the “Ropak Acquisition”). The aggregate consideration paid in connection with the Ropak Acquisition was $269.0 million in cash (subject to certain customary adjustments after closing).

In order to finance the Ropak Acquisition, BWAY entered into an incremental term loan commitment agreement to borrow an additional $261.0 million of term loans under the 2012 Term Loan and increase the size of the ABL Facility by $50.0 million. BWAY used the net proceeds from the additional term loan borrowings and borrowed $20.0 million of the ABL Facility to finance in part the consideration paid in connection with the Ropak Acquisition and to pay fees and expenses related to the acquisition and the associated financings. The 2012 Term Loan and the ABL Facility are defined in Note 5, “Long-Term Debt” in the Company’s Annual Report on the Form 10-K for the year ended September 30, 2012.

Platinum Merger

Effective November 5, 2012, pursuant to an Agreement and Plan of Merger dated as of October 2, 2012 (the “Merger Agreement”), BOE Merger Corporation (“BOE Merger”) merged with and into BWAY Parent Company, Inc. (“BWAY Parent”), with the latter surviving (the “Platinum Merger”). The Platinum Merger resulted in the acquisition of BWAY Parent from investment entities affiliated with Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago, Illinois (“MDP”) and other shareholders.

As a result of the Platinum Merger, BWAY Parent is an indirect wholly-owned subsidiary of BOE Holding Corporation (“BOE Holding”), which is owned by certain private equity investment vehicles managed by an affiliate of Platinum Equity, LLC (the “Platinum Funds”) and certain members of management. BOE Holding and BOE Merger were formed solely to complete the Platinum Merger.

BOE Merger was determined to be the acquirer for accounting purposes and therefore, the Platinum Merger was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations. Accordingly, the purchase price of the Platinum Merger has been allocated to our assets and liabilities based upon their estimated fair values at the acquisition date. For accounting purposes, the purchase price allocation was applied on November 6, 2012.

BWAY is a 100% owned subsidiary of BWAY Parent. BWAY Parent and its subsidiaries were acquired for $1,012.4 million, which represents merger consideration of $394.3 million and the repayment of historical debt of $592.3 million, inclusive of accrued interest and repayment premiums. In addition, BWAY Holding Company’s outstanding senior notes due 2018 with an outstanding aggregate principal amount of $205.0 million were assumed (the “2018 senior notes”). BWAY Holding Company is a 100% owned subsidiary of BWAY. The purchase price was funded through the net proceeds of a $470.0 million term loan ($467.7 million, net of OID), the issuance of $335.0 million of senior PIK toggle notes by BWAY Parent (successor) and a cash equity contribution of $267.4 million.

In connection with the Platinum Merger, the following occurred:

•	the Platinum Funds, together with certain other shareholders, contributed aggregate equity of $267.4 million, net of a $1.8 million working capital adjustment from MDP;

•	BWAY Parent issued $335.0 million aggregate principal amount of 9.50%/10.25% Senior PIK Toggle Notes due 2017 ;

•

BWAY Holding entered into senior secured credit facilities consisting of (a) a senior secured asset-based revolving credit facility with commitments of up to $150.0 million which was undrawn on the closing date of the Platinum Merger and (b) a senior secured term loan facility of $470.0 million; and

•

on October 12, 2012, BWAY Holding entered into a supplemental indenture to the indenture governing the 2018 senior notes to amend certain provisions (including amending the definition of “Change of Control”) to provide that the Platinum Merger would not constitute a Change of Control.

2. Basis of Presentation

The Platinum Merger and the Ropak Acquisition (collectively, the “Transactions”) are accounted for under the acquisition method of accounting in accordance with ASC 805. The Company is accounting for the Transactions by using the historical information and accounting policies of BWAY and adding the assets and liabilities of Ropak, as of the acquisition date, at their respective fair values. Further, and in accordance with ASC 805, the accounting policies of Ropak have been conformed to those of BWAY in determining the results of operations and the amounts of assets and liabilities to be fair valued. The assets and liabilities of Ropak have been measured at fair value based on various assumptions that the Company’s management believes are reasonable utilizing information as of the acquisition date.

The process for measuring the fair value of identifiable intangible assets, liabilities and certain tangible assets requires the use of significant assumptions, including estimates of future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the amount of identifiable assets and liabilities acquired, as of the applicable acquisition date, is allocated to goodwill in accordance with ASC 805.

For purposes of measuring the fair value of assets acquired and liabilities assumed, as reflected in the unaudited pro forma condensed combined financial statements, the Company used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure” (“ASC 820”), which establishes a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants.

3. Preliminary Purchase Price Allocations

Platinum Merger

The following table summarizes the purchase price and a pro forma allocation of the purchase price associated with the Platinum Merger. The pro forma purchase price allocation is based on our determination of the fair value of net assets acquired as if the Platinum Merger had been completed on September 30, 2012. The pro forma allocation is based, in part, on our preliminary valuation of net assets acquired and liabilities assumed.

($ in millions)	BWAY Acquisition
Purchase price
Merger consideration	$394.3
Seller expenses	25.8
Debt repaid at closing	592.3

Total purchase price	$1,012.4

($ in millions)	BWAY Acquisition
Purchase price allocation
Cash and cash equivalents	$12.7
Accounts receivable	125.7
Inventories	127.8
Other current assets	44.5
Property, plant and equipment	278.2
Other intangible assets:
Customer relationships	521.8
Trade names	122.8
Other assets	4.2
Unfavorable lease intangible liabilities	(2.2)
Current liabilities	(148.0)
Other liabilities	(41.3)
Deferred taxes, net	(297.2)
Fair value of $205.0 million senior notes assumed	(227.6)

Net assets acquired at fair value	521.4
Goodwill	491.0

$1,012.4

Ropak Acquisition

The following table summarizes the preliminary purchase price and a pro forma allocation of the purchase price associated with the Ropak Acquisition. The purchase price is subject to a working capital adjustment. The pro forma purchase price allocation is based on our determination of the fair value of net assets acquired as if the Ropak Acquisition had been completed on September 30, 2012. The pro forma allocation is based on preliminary valuation of net assets acquired and liabilities assumed.

($ in millions)	Ropak Acquisition
Preliminary purchase price	$269.0

Purchase price allocation
Cash and cash equivalents	$2.8
Accounts receivable	24.2
Inventories	32.3
Other current assets	3.6
Property, plant and equipment	105.3
Other intangible assets:
Customer relationships	76.9
Trade names and marks	7.3
Other assets	2.1
Current liabilities	(30.1)
Other liabilities	(1.9)
Deferred taxes, net	(55.6)

Net assets acquired at fair value	166.9
Goodwill	102.1

$269.0

4. Pro Forma Condensed Combined Balance Sheet Adjustments and Assumptions

(a)	Platinum Merger Adjustments. Unless otherwise indicated, pro forma adjustments for the Platinum Merger are to adjust historical balances as of September 30, 2012 to estimated fair value as of November 6, 2012, based on the preliminary purchase price allocation.

(b)	Pro Forma Adjustments. Unless otherwise indicated, pro forma adjustments are to adjust historical balances for Ropak as of December 31, 2012 to estimated fair value as of January 18, 2013, based on the preliminary purchase price allocation.

(c)	Cash. For BWAY, in addition to a decrease in the book value of cash between September 30, 2012 and November 5, 2012 that included a $42.0 million repayment of debt prior to the Platinum Merger, the adjustment includes proceeds from new borrowings of $467.7 million, a capital contribution from BWAY Parent of $568.2 million, payment of the $1,012.4 million purchase price, payment of $21.3 million of debt issuance costs and payment of $10.8 million of transaction related expenses.

For Ropak, the adjustment includes $4.9 million in addition to the $2.8 million on hand at the acquisition date, which represents additional cash from closing borrowings calculated as $281.0 million of new borrowings less $7.1 million of debt issuance costs withheld from the proceeds and payment of the $269.0 million purchase price. The additional funds were used to pay certain accrued transaction expenses subsequent to closing.

(d)	Inventories. Adjustments include acquisition date fair value adjustments for BWAY and Ropak of $8.4 million and $0.8 million, respectively.

(e)	Deferred taxes. Adjustments include the impact of fair value purchase accounting adjustments on deferred tax assets and deferred tax liabilities, based on the applicable statutory tax rate.

(f)	Property, plant and equipment. Adjustments made to record property, plant and equipment at fair value. The estimated fair value of property, plant and equipment and its estimated useful lives are as follows:

($ in millions)	BWAY	Ropak	Combined	Weighted- Average Useful Life (Years)
Land	$6.3	$1.4	$7.7
Buildings and improvements	24.4	15.3	39.7	13
Machinery and equipment	211.4	81.8	293.2	8
Furniture, fixtures and computer information systems	15.7	0.6	16.3	4
Construction-in-progress	20.4	6.2	26.6

Property, plant and equipment	$278.2	$105.3	$383.5

(g)	Goodwill. The existing book value of goodwill for BWAY and Ropak of $307.6 million and $4.1 million, respectively, was eliminated. The new goodwill recorded for BWAY and Ropak of $491.0 million and $102.1, respectively, is calculated, for each, as the difference between the purchase price and fair value of net assets acquired. See Note 3, “Preliminary Purchase Price Allocations.” Goodwill is not amortized but rather is subject to impairment testing on at least an annual basis.

(h)	Other intangible assets. Adjustments to other intangible assets are reflected in the following table.

($ in millions)	BWAY	Ropak	Combined
Customer relationships	$521.8	$76.9	$598.7
Trade names and marks	122.8	7.3	130.1

Total	644.6	84.2	$728.8

Less: Historical book value	(334.9)	—

Pro forma adjustments	$309.7	$84.2

For BWAY, the weighted-average useful life of customer relationships is 13.0 years and trade names have an indefinite life. For Ropak, the weighted-average useful lives of customer relationships and trade names is 19.0 years and 5.0 years, respectively.

(i)	Other assets. For BWAY, the adjustment includes a $2.3 million net reduction in deferred debt issuance costs consisting of the elimination of $23.6 million of historical debt issuance costs partially offset by $21.3 million of new debt issuance costs associated with financing the Platinum Merger. For Ropak, the adjustment includes $8.9 million of debt issuance costs associated with new borrowings at closing.

(j)	Other current liabilities. For BWAY, the adjustment includes the elimination of $10.2 million of accrued interest on debt repaid at closing. For Ropak, the adjustment includes the accrual of $4.7 million of transaction related costs incurred by BWAY, which include $3.4 million of a $5.0 million transaction fee paid to Platinum Equity Advisors, LLC (“PE Advisors”), an affiliate of the Platinum Funds, related to the completion of the Ropak Acquisition (the remaining $1.6 million was allocated to debt issuance costs).

(k)	Payable to related parties. Adjustment to eliminate Ropak related party payable that was not assumed by BWAY.

(l)	Current portion of long-term debt. Adjustment to reflect annual amounts payable under new debt arrangements.

(m)	Long-term debt. Term loan borrowings increased by $28.1 million and $258.4 million as a result of the Platinum Merger and Ropak Acquisition, respectively, net of increases in the current portion of long-term debt of $4.7 million and $2.6 million, respectively. Additionally, a portion of BWAY’s total debt outstanding immediately prior to the Platinum Merger was assumed in the Platinum Merger and was increased by $24.7 million to reflect its fair value as determined by reference to quoted market prices. This increase will be amortized on the interest rate method over the remaining term of the assumed debt. In addition to the term loan borrowings, the Ropak adjustment to long-term debt includes $20.0 million of revolver borrowings used to finance, in part, the Ropak Acquisition.

The following table presents the estimated long-term debt outstanding, on a pro forma basis, when giving effect to the Transactions:

($ in millions)
2012 Term loan facility, net of discount of $2.3	$728.7
$205 million 10% senior notes due 2018, including premium of $22.6	227.6
Revolving credit facility borrowings	20.0

Total long-term debt	976.3
Less: current portion of long-term debt	(7.3)

Long-term debt, net of current maturities	$969.0

(n)	Other liabilities. The adjustment includes the elimination of deferred rent for BWAY and Ropak of $0.8 million and $1.3 million, respectively, as well as other adjustments to reflect the fair value of other liabilities assumed at the acquisition date.

(o)	Stockholder’s equity. For BWAY, the adjustment represents BWAY Parent’s equity basis in BWAY following the Platinum Merger of $568.2 million less BWAY’s historical equity of $183.8 million. For Ropak, the adjustment represents the elimination of Ropak’s historical equity.

5. Pro Forma Condensed Combined Statement of Operations Adjustments and Assumptions

(a)	Cost of products sold (excluding depreciation and amortization). For BWAY, adjustment to eliminate actual stock-based compensation expense of $0.4 million. As a direct result of the Platinum Merger and in accordance with the Merger Agreement, all stock options were settled and the share-based compensation plan was terminated and not replaced. Cost of products sold does not reflect the amortization of the increase in inventory in the purchase price allocation to fair value for BWAY and Ropak. We have excluded the amounts in the pro forma adjustments since the entire amount would have been recognized within the quarter following the acquisition date and, as such, do not have a continuing impact on results of operations.

(b)	Depreciation and amortization expense. Acquired intangible assets and property, plant and equipment are recognized at fair value in purchase accounting and then amortized over the applicable useful lives. The customer relationship intangible assets are being amortized in proportion to the underlying cash flows that were used in determining the acquired value, which are generally higher at the beginning of the useful life of the asset and thus result in declining annual amortization over the useful life.

The following table reflects the estimated amortization expense associated with the definite lived intangible assets acquired in the Transactions, as well as the incremental depreciation expense based on the estimated fair value of plant, property and equipment acquired:

($ in millions)	BWAY	Ropak	Combined
Amortization expense	$62.1	$12.2	$74.3
Elimination of historical amortization expense	(45.2)	—	(45.2)

Incremental change in amortization expense	16.9	12.2	29.1
Incremental change in depreciation expense	(6.8)	2.7	(4.1)

Total adjustment for amortization and depreciation expense	$10.1	$14.9	$25.0

(c)	Selling and administrative expense. For BWAY, adjustment to eliminate actual stock-based compensation expense of $1.0 million. All stock options were settled in the Platinum Merger, per the Merger Agreement, and the share-based compensation plan was terminated and not replaced. For Ropak, the adjustment represents the elimination of $0.4 million of transaction related expenses of the seller in the historical financial statements.

(d)	Related party administrative expense. For BWAY, the adjustment reflects an annual $5.0 million management fee pursuant to a Corporate Advisory Services Agreement with PE Advisors. Under the agreement, PE Advisors will provide BWAY and its subsidiaries with a variety of consulting and other services. For Ropak, the adjustment eliminates historical management fees paid to its former parent company. No additional management fees relating to Ropak are expected under the advisory agreement with PE Advisors noted above.

(e)	Interest expense. The adjustment reflects a net decrease in interest expense associated with changes in debt, including the amortization of debt issuance costs and debt premiums or discounts, of $3.3 million and $0.5 million associated with the Platinum Merger and the Ropak Acquisition, respectively.

The following table summarizes the adjustment:

($ in millions)	BWAY	Ropak	Combined
Estimated interest for the 2012 Term loan facilities	$21.4	$11.8	$33.2
Estimated interest for the 2018 senior notes	20.5	—	20.5
Estimated interest for the revolving credit facilities	0.9	0.3	1.2
Elimination of historical interest expense (net) associated with debt facilities	(42.6)	(14.4)	(57.0)

Incremental interest expense related to long-term debt	0.2	(2.3)	(2.1)
Change in the amortization of debt issuance costs and debt premiums/discounts	(3.5)	1.8	(1.7)

Total adjustment for interest expense	$(3.3)	$(0.5)	$(3.8)

Our weighted average interest rate on outstanding borrowings, excluding the related party debt of Ropak in the historic balance sheet, is expected to decrease from 6.3% to 5.7% on a pro forma basis for the Transactions.

(f)

Business acquisition costs. For BWAY, the historical amount represents fees and expenses related to certain business acquisitions unrelated to the Platinum Merger or the Ropak Acquisition. We have not included pro forma adjustments to reflect actual transaction fees and expenses associated with the Platinum

Merger and Ropak Acquisition of $10.9 million and $4.7 million, respectively, that would have been recognized in the historical statement of operations if the Transactions had occurred on October 1, 2011. We have not made pro forma adjustments for these amounts since they do not have a continuing impact.

(g)	Provision for income taxes. We have reflected the applicable tax provision on the pro forma adjustments presented in the unaudited pro forma condensed combined statement of operations. The pro forma adjustments were made using a statutory tax rate of approximately 38.3%.